State of Delaware
Secretary of State
Division of Corporations
Delivered 04:11 PM 10/16/2007
FILED 04:00 PM 10/16/2007
SRV 071121749 - 4242651 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: RSC Holdings III, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The registered agent and registered office shall be:

The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of October, A.D. 2007.

By: [signature]
Authorized Person(s)

Name: Kevin J. Groman
Print or Type